Exhibit 99.1

NeuroMetrix Names Nancy E. Katz to Board of Directors

Waltham, Mass — (Business Wire) — December 17, 2010 — NeuroMetrix, Inc. (Nasdaq: NURO) announced today that Nancy E. Katz was appointed to the Company’s Board of Directors.

Ms. Katz is a marketing innovator focused on diabetes care and with over twenty years of experience in the healthcare industry. Most recently Nancy was Senior Vice President, Bayer Diabetes Care — North America where she led a turnaround of this $1.2B business. Previously, she was President and Chief Executive Officer of Calypte Biomedical Corporation, a manufacturer of HIV diagnostics, President of Zila Pharmaceutical, Inc, a manufacturer of oral care products, and held senior marketing positions with the Lifescan division of Johnson & Johnson (blood glucose diabetes products), Schering-Plough Healthcare Products, and with American Home Products. She has served on the Boards of Directors of Neoprobe Corporation, Calypte Biomedical Corporation, LXN Corporation and Pepgen Corporation.

“We are very pleased to welcome Nancy to the Board,” said Shai N. Gozani M.D., PhD., President and Chief Executive Officer of NeuroMetrix.  “Her perspective on diabetes care and experience marketing into the diabetes sector is very relevant as we work toward a successful 2011 launch of NC-stat-SL, our rapid, point-of-care test for diabetic neuropathy.”

“I look forward to contributing to NeuroMetrix at this important juncture,” said Nancy E. Katz. “NeuroMetrix is developing a novel solution to an unmet medical need in a crucial area of diabetic care: the early identification and monitoring of diabetic neuropathy, which is among the most common long term complications of diabetes. The NC-stat SL has impressed me as an elegant product which will promote earlier detection and thereby intervention than might otherwise occur under current practice.”

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. We develop and market innovative products for the detection, diagnosis, and monitoring of peripheral nerve and spinal cord disorders such as those associated with diabetes, carpal tunnel syndrome, lumbosacral disc disease and spinal stenosis.  For more information, visit http://www.neurometrix.com.

SOURCE: NeuroMetrix, Inc.

NeuroMetrix, Inc.
Thomas T. Higgins,  CFO
neurometrix.ir@neurometrix.com

Ph 781-314-2761